Exhibit 99.3

UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION OF NIGHTHAWK BIOSCIENCES, INC.

On December 20, 2021, NightHawk Biosciences, Inc. (formerly Heat Biologics, Inc. “Heat”) (“NightHawk” or the “Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Heat, Heat Acquisition Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Heat (“Merger Sub”), and Elusys Therapeutics, Inc., a Delaware corporation (“Elusys”), which provides for, among other things, the merger of Merger Sub with and into Elusys, with Elusys continuing as the surviving entity as a wholly owned subsidiary of Heat (the “Merger”). The Merger contemplated by the Merger Agreement (the “Closing”) closed on April 18, 2022 (the “Closing Date”).

The following unaudited pro forma condensed combined financial information gives effect to the Merger. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Merger had occurred on December 31, 2021. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021, is presented as if the Merger had occurred on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of our company and Elusys and the assumptions and adjustments set forth in the accompanying explanatory notes. This unaudited proforma condensed combined financial information was prepared using the acquisition method of accounting, where we are considered the acquirer of Elusys for accounting purposes. See “Note 2 - Basis of Presentation” below on page 6.

The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the Company’s historical audited consolidated financial statements and the related notes thereto, included in its Annual Report on Form 10-K as of and for the year ended December 31, 2021, filed with the SEC on March 9, 2022; and ii) Elusys historical audited financial statements, and the related notes thereto, as of and for the year ended December 31, 2021, filed as Exhibit 99.1 to the accompanying Current Report on Form 8-K/A. The acquisition of Elusys is expected to be accounted for as a business combination and will reflect the application of acquisition accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021, the acquired Elusys assets, including identifiable intangible assets and liabilities assumed, have been recorded at their preliminary estimated fair values with the excess purchase price assigned to goodwill. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information available as of the date of this Current Report on Form 8-K/A. Certain valuations and assessments, including valuations of contingent consideration and other intangible assets, as well as the assessment of the tax positions and rates of the combined business, are in process as of the date of this Current Report on Form 8-K/A. The estimated fair values assigned in this unaudited pro forma condensed combined financial information is preliminary and represent our current best estimate of fair value and are subject to revision.

Pursuant to the Merger Agreement, as merger consideration (“Merger Consideration”), NightHawk paid at the Closing a cash upfront payment of $3,000,000 to certain equity holders of Elusys (the “Sellers”). NightHawk will also pay to the Sellers (i) $2,000,000 (“Deferred Cash Consideration”) at the same time that the payment of the Receivable Consideration is distributed to the Sellers as described below and (ii) the earn out payments (the “Earn Out”) for a period of 12 years from the date of the Closing equal to 10% of the gross dollar amount of payments received during each one year period during such twelve year period with respect to any sale, license or commercialization anywhere in the world of Anthim that either: (a) occurs during the first nine years after the Closing Date in any respect; or (b) occurs thereafter pursuant to any contract, agreement, commitment or order that is placed, granted, awarded, or entered into during the first nine years after the Closing Date.

1

Under the Merger Agreement, upon collection of the Elusys contract receivables (“Contract Receivables”) of $24.5 million, the Company will remit payment of $24.5 million (the “Receivable Consideration”) to the Sellers. Furthermore, Elusys is expected to receive additional revenue from the future fulfillment of an existing U.S. Government contract, and NightHawk has agreed to fulfill the future obligations of Elusys under such contract and pass through and distribute to the Sellers the payments received under such contract minus the costs associated with such fulfillment obligations, subject to certain adjustments to the Merger Consideration specified in the Merger Agreement, including income taxes payable with respect to such payments (the “Contract Deferred Consideration”). The Merger Agreement further provides that eighty percent of any amounts paid to and received by Elusys (the “Additional Earn Out”) after the Closing and prior to June 30, 2023, with respect to the sale of 1,500 pre-filled vials of Anthim shall be paid to the Sellers, subject to certain adjustments specified in the Merger Agreement.

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is estimated to be approximately $48.1 million. The purchase consideration consists of $3.0 million in cash and $2.0 million in Deferred Cash Consideration, and the estimated fair value of the contingent and deferred consideration liabilities related to the Receivable Consideration, Contract Deferred Consideration, Earn Out and Additional Earn Out totaling $43.1 million.

2

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2021

			Transaction
		Elusys	Accounting		Pro Forma
	NightHawk	Therapeutics	Adjustments	Notes	Combined

Current assets:
Cash and cash equivalents	$8,053,879	$49,325,227	$(46,605,227)	A,E	$10,773,879
Short-term investments	88,324,922	—	—		88,324,922
Contract receivables	—	—	24,489,000	N	24,489,000
Inventory	—	8,081,114	(2,237,114)	B,M	5,844,000
Prepaid expenses and other
current assets	2,952,569	3,022,633	(1,121,633)	O	4,853,569

Total current assets	99,331,370	60,428,974	(25,474,974)		134,285,370

Property and equipment, net	2,158,479	75,809	(75,809)	O	2,158,479
In-process R&D	3,500,000	—	—		3,500,000
Goodwill	—	—	4,957,000	C	4,957,000
Intangible asset, net	—	—	11,200,000	C	11,200,000
Grant receivable	1,318,359	—	—		1,318,359
Operating lease right-of-use
asset	1,782,884	376,348	(34,348)	O	2,124,884
Finance lease right-of-use
asset	470,700	—	—		470,700
Other assets	12,193,540	26,253	367,747	O	12,587,540
Deferred tax asset	—	2,005,000	(2,005,000)	D	—
Deposits	205,901	—	—		205,901

Total assets	$120,961,233	$62,912,384	$(11,065,384)		$172,808,233

3

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2021

			Transaction
		Elusys	Accounting		Pro Forma
	NightHawk	Therapeutics	Adjustments	Notes	Combined

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$922,782	$267,453	$(63,453)	O	$1,126,782
Operating lease liability, current portion	350,343	144,370	—		494,713
Finance lease liability, current portion	260,574	—	—		260,574
Accrued expenses and other liabilities	2,419,676	3,787,311	(652,311)	F,O	5,554,676
Deferred consideration	—	—	2,000,000	A	2,000,000
Receivable consideration	—	—	24,489,000	N	24,489,000
Contingent consideration, current portion	593,037	—	4,735,000	G	5,328,037
Contingent consideration, related party - current portion	174,333	—	—		174,333

Total current liabilities	4,720,745	4,199,134	30,508,236		39,428,115

Other long-term liabilities	99,550	—	—		99,550
Deferred tax liability	215,937	—	—	D,H	215,937
Operating lease liability, net of current portion	1,060,856	248,701	(35,071)	O	1,274,486
Financing lease liability, net of current portion	255,429	—	—		255,429
Contingent consideration	1,990,118	—	7,400,000	I	9,390,118
Contract deferred consideration	—	—	6,500,000	L	6,500,000
Contingent consideration, related party	585,027	—	—		585,027

Total liabilities	8,927,662	4,447,835	44,373,165		57,748,662

Stockholders’ Equity
Preferred stock	—	117,392,168	(117,392,168)	J	—
Common stock	5,055	9,468	(9,468)	J	5,055
Additional paid-in capital	278,890,153	224,562	(224,562)	J	278,890,153
Accumulated deficit	(165,718,953)	(59,161,649)	62,187,649	F,J,H	(162,692,953)
Accumulated other comprehensive loss	(67,941)	—	—		(67,941)
Total stockholders' equity - NightHawk	113,108,314	58,464,549	(55,438,549)		116,134,314
Non-controlling interest	(1,074,743)	—	—		(1,074,743)

Total stockholders’ equity	112,033,571	58,464,549	(55,438,549)		115,059,571

Total liabilities and stockholders’ equity	$120,961,233	$62,912,384	$(11,065,384)		$172,808,233

4

Unaudited Pro Forma Condensed Combined Statement of Operations

December 31, 2021

			Transaction
		Elusys	Accounting		Pro Forma
	NightHawk	Therapeutics	Adjustments	Notes	Combined

Revenue:
Grant and contract revenue	$2,112,806	$1,904,496	—		$4,017,302
Product sales	—	51,494,290	—		51,494,290

Total revenue	2,112,806	53,398,786	—		55,511,592

Operating expenses:
Cost of product sales	—	13,714,625	1,680,000	K	15,394,625
Research and development	18,821,278	2,097,812			20,919,090
General and administrative	16,828,229	5,610,741	300,000	F	22,738,970
Goodwill impairment loss	1,452,338	—	—		1,452,338
Change in fair value of contingent consideration	430,000	—	—		430,000

Total operating expenses	37,531,845	21,423,178	1,980,000		60,935,023

(Loss) Income from operations	(35,419,039)	31,975,608	(1,980,000)		(5,423,431)
Other (expense) income, net	(127,742)	829,989	—		702,247

Net loss before income taxes	(35,546,781)	32,805,597	(1,980,000)		(4,721,184)
Income tax benefit (expense)	145,974	(7,818,878)	3,326,000	H	(4,346,904)

Net (loss) income	(35,400,807)	24,986,719	1,346,000		(9,068,088)
Net loss - non-controlling interest	(329,339)	—	—		(329,339)

Net loss attributable to NightHawk	$(35,071,468)	$24,986,719	$1,346,000		$(8,738,749)

Net loss per share, basic and diluted	$(1.41)	$—	$—		$(0.35)
Weighted-average common shares outstanding, basic and diluted	24,913,942	—	—		24,913,942

5

NOTES TO THE UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

On April 18, 2022, the Company closed on the merger contemplated by the Merger Agreement that was entered into the with Merger Sub, Elusys and Fortis Advisors LLC, pursuant to which the Company acquired Elusys through the Merger of Merger Sub with Elusys. NightHawk paid at the Closing a cash upfront payment of $3,000,000 to the Sellers. NightHawk will also pay to the Sellers (i) $2,000,000 (“Deferred Cash Consideration”) at the same time that the payment of the Receivable Consideration is distributed to the Sellers as described below and (ii) the earn out payments (the “Earn Out”) for a period of 12 years from the date the Closing equal to 10% of the gross dollar amount of payments received during each one year period during such twelve year period with respect to any sale, license or commercialization anywhere in the world of Anthim that either: (a) occurs during the first nine years after the Closing Date in any respect; or (b) occurs thereafter pursuant to any contract, agreement, commitment or order that is placed, granted, awarded, or entered into during the first nine years after the Closing Date.

Under the Merger Agreement, upon collection of the Elusys contract receivables (“Contract Receivables”) of $24.5 million, the Company will remit payment of $24.5 million (the “Receivable Consideration”) to the Sellers. Furthermore, Elusys is expected to receive additional revenue from the future fulfillment of an existing U.S. Government contract, and NightHawk has agreed to fulfill the future obligations of Elusys under such contract and pass through and distribute to the Sellers the payments received under such contract minus the costs associated with such fulfillment obligations, subject to certain adjustments to the Merger Consideration specified in the Merger Agreement, including income taxes payable with respect to such payments (the “Contract Deferred Consideration”). The Merger Agreement further provides that eighty percent of any amounts paid to and received by Elusys (the “Additional Earn Out”) after the Closing and prior to June 30, 2023, with respect to the sale of 1,500 pre-filled vials of Anthim shall be paid to the Sellers, subject to certain adjustments specified in the Merger Agreement.

2.	Basis of Presentation

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma, condensed combined financial information is estimated to be approximately $48.1 million. The purchase consideration consists of $3.0 million in cash and $2.0 million in Deferred Cash Consideration, and the estimated fair value of the contingent and deferred consideration liabilities related to the Receivable Consideration, Contract Deferred Consideration, Earn Out and Additional Earn Out totaling $43.1 million.

The accompanying unaudited pro forma condensed combined financial information gives effect to the Merger in which Elusys merged with and into the Company. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and Elusys and the assumptions and adjustments set forth in these notes. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, gives effect to the Merger as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of December 31, 2021, assumes that the Merger took place on that date. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is based on available information and assumptions that we believe are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of our company would have been if the Merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the unaudited proforma condensed combined financial information.

6

NOTES TO THE UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information herein has been adjusted to depict the accounting of a business combination for the Acquisition (“Transaction Accounting Adjustments”), which reflect the application of the purchase accounting required by U.S. GAAP and SEC rules and regulations. The unaudited pro forma combined financial information does not present any synergies and other transaction effects that have occurred or are expected to occur (“Management’s Adjustments”) and only presents Transaction Accounting Adjustments.

The Merger is expected to be accounted for using the acquisition method of accounting, pursuant to ASC 805, Business Combinations, with the Company considered the accounting and legal acquirer. The unaudited pro forma condensed combined financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between us and Elusys and through due diligence efforts. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the Elusys assets acquired and liabilities assumed have not been completed. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include intangible assets, deferred income tax liability and contingent and deferred consideration. Changes to the fair values of these assets and liabilities will also result in changes to goodwill recorded from the acquisition, which could be material.

3.	Preliminary Purchase Consideration

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma, condensed combined financial information is estimated to be approximately $48.1 million. The preliminary purchase consideration consists of $3.0 million in cash and $2.0 million in Deferred Cash Consideration, and the estimated fair value of the contingent and deferred consideration liabilities related to the Receivable Consideration, Contract Deferred Consideration, Earn Out and Additional Earn Out totaling $43.1 million. The following table highlights the components of the preliminary purchase consideration:

Cash	$3,000,000
Deferred cash consideration	2,000,000
Earn out	7,400,000
Additional earn out	4,735,000
Receivable consideration	24,489,000
Contract deferred consideration	6,500,000

Total preliminary purchase consideration	$48,124,000

For purposes of this pro forma analysis, the above preliminary purchase consideration has been allocated as follows based on a preliminary estimate of the fair value of the assets and liabilities acquired as of April 18, 2022:

Cash	$5,720,000
Contract receivables	24,489,000
Inventory	5,844,000
Prepaid expenses and other current assets	1,901,000
Operating lease right-of-use asset	342,000
Other assets	394,000
Intangible asset	11,200,000

Total assets acquired	49,890,000

Accounts payable	(204,000)
Operating lease liability	(358,000)
Accrued expenses and other liabilities	(2,835,000)
Deferred income tax liability	(3,326,000)

Total liabilities assumed	(6,723,000)

Net assets and liabilities acquired/assumed	43,167,000

Goodwill	4,957,000

Total preliminary purchase consideration	$48,124,000

7

NOTES TO THE UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation is expected to be completed when the Company files its report on Form 10-K for the year ending December 31, 2022, and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include (1) changes in fair values of inventory; (2) changes in allocations to the intangible assets, such as Anthim Formulation and goodwill; and (3) other changes to assets and liabilities.

4.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial information is presented in accordance with Article 11 of SEC Regulation S-X.

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are based on information contained within the Merger Agreement. Transaction Accounting Adjustments are required adjustments that reflect only the application of required accounting to the transaction linking the effects of the acquisition of Elusys to our historical financial information.

Given our history of net losses and tax valuation allowance, management assumed a statutory tax rate of 0%. However, the inclusion of Elusys in the Company’s consolidated return following the acquisition, creates an income tax benefit for the reduction in the Company’s deferred tax valuation allowance.

Proforma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of Elusys to reflect the preliminary estimate of their fair values and to reflect the impact on the balance sheet and statement of operations of the Merger as if the companies had been combined during the periods presented therein. The proforma adjustments included in the unaudited proforma condensed combined financial information is as follows:

A.	To adjust the cash balance for the $3,000,000 cash consideration paid and to record the $2,000,000 Deferred Cash Consideration as part of the Merger Consideration.
B.	To record the fair value of the inventory acquired with respect to the 1,500 pre-filled vials of Anthim that are expected to be sold in 2022, which is estimated at $5,844,000.
C.	To record the fair value of the intangible asset acquired and the residual goodwill from the Merger Transaction. The intangible asset acquired consists of patents and other intellectual property related to the formulation of Anthim. The preliminary valuation of the intangible asset was determined using a discounted cash flow analysis methodology based on the expected future cash flows from future sales of Anthim utilizing a discount rate of 26%. Goodwill, representing the excess of the purchase price over the fair value of the assets to be acquired, is approximately $4,957,000. This allocation is based on preliminary estimates. The final allocation may differ materially from this estimate as changes to the initial valuation of assets and liabilities will be allocated to goodwill.
D.	To adjust the deferred tax asset and establish a deferred tax liability of $3,326,000 for the difference between the future tax and book amortization of the acquired intangible assets utilizing the blended federal and state statutory income tax rate of approximately 23% for the year ended December 31, 2021. See Note H below regarding the subsequent reversal of the deferred tax liability.
E.	To reduce the cash balance for cash that will be paid to the sellers prior to closing.

8

NOTES TO THE UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

F.	To reflect an accrual for the incremental unrecorded estimated transaction expenses of $300,000 as of December 31, 2021, and for the year then ended. These transaction costs are one-time non-recurring expenses directly associated with the Merger Transaction. This amount also increases accumulated deficit.
G.	To record the Additional Earn Out related to the future sale of 1,500 pre-filled vials of Anthim. This is the estimated amount that is expected to be paid to the sellers upon the sale of these vials, which is anticipated to occur in 2022. The value of this contingent consideration was calculated as 80% of the gross sales price of these vials, less estimated fulfillment costs to be incurred.
H.	To record an income tax benefit for the reduction in NightHawk’s deferred tax valuation allowance as a result of the acquired deferred tax liability. Because Elusys will be included in our consolidated tax return following the acquisition, we have determined that the deferred tax liability related to the acquisition provides sufficient taxable income to realize our deferred tax assets of $3,326,000. This nonrecurring adjustment reduces the deferred tax liability and accumulated deficit by $3,326,000.
I.	To record the estimated fair value of the Earn Out. The preliminary estimated fair value of the Earn Out was valued using a discounted cash flow analysis. Any changes to the Earn Out liability after the Closing Date that are not part of an adjustment associated with an initial change in value during the measurement period will be recognized in our statement of operations as a component of operating income or expense.
J.	To reflect the elimination of Elusys’ historical equity balances, including accumulated deficit.
K.	To record the amortization expense applicable to the related period for the intangible asset acquired as part of the business combination. The newly acquired intangible is being amortized to cost of product sales on a straight-line basis over its estimated useful life of 80 months. We are still in the process of evaluating the fair value of the intangible asset. Any resulting change in the fair value would have a direct impact to amortization expense.
L.	To record the estimated fair value of the Contract Deferred Consideration from the future fulfillment of an existing U.S. Government contract. The preliminary valuation of the liability was determined using a discounted cash flow analysis utilizing a discount rate of 14%.
M.	To reduce the $8,081,114 of inventory as of December 31, 2021, which was sold prior to April 18, 2022.
N.	To record the Contract Receivables acquired at the Merger and the Receivable Consideration for the payment to the Sellers to occur upon collection of the Contract Receivables subsequent to the Merger. The Contract Receivables were created through the sale of the inventory that existed as of December 31, 2021 (See M).
O.	To record an adjustment to working capital for the difference in operating assets acquired and liabilities assumed as of December 31, 2021, compared to the actual Closing Date.

9